INVESTMENT MANAGERS SERIES TRUST

AAM/WILSHIRE INFRASTRUCTURE FUND

CODE OF CONDUCT

FOR

PRINCIPAL EXECUTIVE OFFICER & PRINCIPAL FINANCIAL OFFICER

Investment Managers Series Trust and AAM/Wilshire Infrastructure Fund (each, a “Trust” and collectively, the “Trusts”) have adopted this Code of Ethics (the “Code”) for each Trust’s Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, and any other person performing similar functions (collectively, the “Principal Officers”).

For purposes of this Code, the term “Fund” means AAM/Wilshire Infrastructure Fund or any series of Investment Managers Series Trust, as applicable, and the term “Funds” means all of them collectively.

Each Principal Officer is required to maintain the highest ethical and legal standards in performing the Principal Officer’s duties and responsibilities for the applicable Trust and its Funds, with particular emphasis on duties relating to the preparation and reporting of financial information. In addition to completing the forms included as Exhibits A and B, each Principal Officer shall be governed by the following principles and responsibilities:

1.	HONEST AND ETHICAL CONDUCT

The Principal Officers will act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and will report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of a Fund to the Audit Committee, the full Board of Trustees of the Trusts, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner.

The Principal Officers will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

2.	FINANCIAL RECORDS AND REPORTING

The Principal Officers will provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by a Fund, or that is otherwise publicly disclosed or communicated. The Principal Officers will comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The Principal Officers will respect the confidentiality of information acquired in the course of their work and will not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers.

The Principal Officers will share knowledge and maintain skills important and relevant to the Trust’s needs; will proactively promote ethical behavior of the Trusts’ employees and as a partner with industry peers and associates; and will maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trusts.

3.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Principal Officers will establish and maintain mechanisms to oversee the compliance of the Funds with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law regulation or rule.

4.	COMPLIANCE WITH THIS CODE OF ETHICS

The Principal Officers will promptly report any violations of this Code of Ethics to the Audit Committee as well as the full Board of Trustees of the Trusts and will be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein will be grounds for such sanctions as will be reasonably imposed by the Board of Trustees of the Trusts.

5.	AMENDMENT AND WAIVER

This Code of Ethics may only be amended or modified by approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, will be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940, as amended.